Exhibit 99.1

Adient announces date change for Q4 fiscal 2020 earnings release and conference call; provides preliminary Q4 fiscal 2020 results

PLYMOUTH, Mich., Nov. 9, 2020 /PRNewswire/ - Adient (NYSE: ADNT), a global leader in automotive seating, today announced that it is changing its earnings release and conference call date for the fourth quarter fiscal 2020 as a result of a delay in reporting at one of its unconsolidated joint ventures in China, impacting the company’s ability to complete its financial statements. Adient now plans to release financial results from the fourth quarter fiscal 2020 on Monday, Nov. 30, 2020, prior to the market open.

On a preliminary basis, based on the information currently available, Adient expects:

▪Q4FY20 revenue of approximately $3.6B, slightly higher compared with previously issued guidance of between $3.3B to $3.5B
▪Q4FY20 Adj. EBITDA excluding equity income of approximately $200M, significantly higher compared with previously issued guidance of between $130M to $140M
▪Q4FY20 free cash flow of approximately $450M (comprised and defined as operating cash flow of approximately $520M less capital expenditures of approximately $70M), higher compared with previously issued guidance of between $300M to $400M
▪Cash and cash equivalents of approximately $1.7B at Sept. 30, 2020; total liquidity of ~$2.5B (comprised of cash on hand of ~$1.7B and ~$800M of undrawn capacity under the company’s revolving line of credit)
▪Gross debt and net debt of approximately $4.3B and $2.6B, respectively; Adient voluntarily began to repay a portion of its debt in Q4FY20 ($103.5M in principal using ~$100M in cash)

The financial information contained in this press release is preliminary and subject to change based on the completion of Adient’s financial statements for the quarter and fiscal year ended September 30, 2020.

Adient will host a conference call and audio webcast for financial analysts to discuss its fourth quarter fiscal 2020 financial results at 8:30 a.m. (ET) the same day. The call will be hosted by Adient's president and chief executive officer,

Douglas Del Grosso, and executive vice president and chief financial officer, Jeff Stafeil.

A link to the live webcast of the call and presentation materials will be available on the Adient Investor Relations website (investors.adient.com). A replay will be available at the same site.
To participate by telephone, please dial 800-779-1454 (U.S.) or 312-470-7220 (international) 15 minutes prior to the start time of the call and ask to be connected to the Adient conference call. The conference passcode is ADIENT.

About Adient:
Adient (NYSE: ADNT) is a global leader in automotive seating. With approximately 77,000 employees in 32 countries, Adient operates 202 manufacturing/assembly plants worldwide. We produce and deliver automotive seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. Our integrated, in-house skills allow us to take our products from research and design to engineering and manufacturing — and into more than 23 million vehicles every year. For more information on Adient, please visit www.adient.com.

Cautionary Statement Regarding Forward-Looking Statements and Non-GAAP metrics:

Adient has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding Adient’s future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Adient cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Adient’s control, that could cause Adient’s actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: Adient’s ability to complete its financial statements for the fourth quarter and fiscal year ended 2020 on a timely basis; the continued financial and operational impacts of and uncertainties relating to the COVID-19 pandemic on Adient and its customers, suppliers, joint venture partners and other parties, the ability of Adient to effectively launch new business at forecast and profitable levels, the ability of Adient to execute its turnaround plan, uncertainties in U.S. administrative policy regarding trade agreements, tariffs and other international trade relations, the impact of tax reform legislation through the Tax Cuts and Jobs Act, the ability of Adient to meet debt service requirements, terms of financing, general economic and business conditions, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, the cancellation of or changes to commercial arrangements, and the ability of Adient to identify, recruit and retain key leadership. A detailed discussion of risks related to Adient’s business is included in the section entitled “Risk Factors” in Adient’s Annual

Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the SEC on November 22, 2019 and subsequent quarterly reports on Form 10-Q filed with the SEC, available at www.sec.gov. Potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are made only as of the date of this document, unless otherwise specified, and, except as required by law, Adient assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this document.

Adient has presented its expectations regarding Adj. EBIDTA in this press release without the corresponding GAAP metric or a reconciliation to a corresponding GAAP metric as such information is not available to Adient without unreasonable effort at the time of the release of this preliminary financial information. Adj. EBITDA is defined as income before income taxes and noncontrolling interests excluding net financing charges, restructuring, impairment and related costs, purchase accounting amortization, transaction gains/losses, depreciation, stock-based compensation, other significant non-recurring items, and net mark-to-market adjustments on pension and postretirement plans. Adient has also excluded equity income from this measure due to the reporting delays encountered at one of its non-consolidated joint ventures in China. Adient believes this information is useful to investors by providing important supplemental information regarding financial and business trends relating to Adient’s financial condition and results of operation. Investors should not consider Adj. EBITDA as an alternative to related GAAP measures. Management uses Adj. EBITDA to measure the performance of Adient’s operations for internal reporting, planning and forecasting purposes.

CONTACT

Media:	Investors:
Mary Kay Dodero	Mark Oswald
T +1 734.254.7704	T +1 734.254.3372
Mary.Kay.Dodero@adient.com	Mark.A.Oswald@adient.com

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